EXHIBIT 10.1

FACTORY PREMISES AND QUARTERS LEASE AGREEMENT

Party A: Xin He Economic Development Company, Fu Yong Town, Bao An District,

               Shenzhen City;
               Xin He Village, No. 5 Villagers Team, No. 6 Villagers Team
Agents: Chen Huo Ming, Fan Jia Fu     Tel: 13509682933, 13808852255

Party B: Hypercom Electronics Manufacturing (Shenzhen) Co., Ltd.

Agents:	Tel:

After friendly negotiation and under the principle of equality and mutual benefits, Party A and Party B have reached the following agreement in respect of the lease of factory premises and quarters:

1)	Lease address and area:

Party A agrees to lease to Party B the following denominations of the Xin Qing Industrial Complex (district 2) situated at Xin He Village, Fu Hai Road (please refer to the drawings for details):

A)	Block A3 (4 floors) of the factory premises with an area of 6,800 sq. m. approximately;

B)	Block B5 (5 floors) of quarters with an area of 1,420 sq. m. approximately

C)	Fifth floor of Block B2 quarters with an area of 800 sq. m. approximately

The total area of the factory premises and quarters is approximately 9,020 sq. m. (the actual area shall be subject to the projected area of the buildings) and the structure shall be framework.. The leased premises shall be for Party B’s use.

2)	Contractual Period:

The contractual period for this agreement shall be six years, i.e. from October 1, 2004 to September 30, 2010.

3)	Delivery of the factory premises for use and period of decoration:

(I)	The delivery date of the factory premises shall be the date on which the decoration of the main structural body and of the internal/external walls have been completed and the water, electricity (transformer), doors and windows have been installed.

(II)	Date of delivery: The factory premises and quarters shall be delivered on August 30 for use and the period of decoration shall be one month (the decoration period shall be rent-free)

(III)	Upon completion of the decoration work, Party A shall notify Party B in writing, and if there is no response from Party B within five days, it shall be deemed that the delivery is satisfactorily passed.

(IV)	Commencement of rent: Rent shall commence to count with effect from October 1, 2004.

4)	The unit rental price of the factory premises and the amplitude of increase:

(I)	The rental unit in respect of the factory premises and quarters shall be Renminbi Twelve Dollars per square meter per month (Party B shall be responsible for payment of rental tax, and management fee ).

(II)	Since the delivery date of each block of factory premises and quarters, the rent shall remain unchanged for the first five years and thereafter, be increased once every five years and the amplitude of increase shall be 5%. If both parties renews the contract upon the maturity, the rent shall be further increased by 5% every five years.

5)	Terms of Payment:

(I)	Upon signing of this agreement, Party B shall pay Party A a deposit of Renminbi Two Hundred Thousand Yuan, and upon satisfactory inspection of delivery by Party A, Party B shall pay Party A the first monthly rent of RMB108240.

(II)	The date of payment shall be before the 10th of every month. Payment by Party B shall be settled in cash or by check. Party A shall issue the tax invoices and Party B shall be responsible for payment of tax accordingly. Overdue rent shall be subject to a penalty payment of 3% per day.

6)	Party A’s responsibilities:

(I)	Party A shall be responsible for the installation of a 315KVA transformer (including a low voltage power distributing cabinet), and one water main meter, one electricity main meter shall be installed in the factory premises and quarter.

(II)	Party A shall be responsible for the expenses for water supply equipment in the factory premises and quarter.

(III)	Party A shall provide for one set of two-ton cargo lift for Party B’s use. During the contractual period, Party B shall be responsible for the maintenance/repair expenses and payment of relevant expenses.

(IV)	Party A shall register the Contract with the house lease registration management authority and obtain the lease registration certificate.

(V)	After the expiry of the contractual period and under equality conditions, Party B shall have the priority to renew this agreement and sign a new agreement.

(VI)	Party A shall be responsible for building up surrounding walls and the satisfactory compliance of fire prevention inspection of the premises.

(VII)	In case of any of the following circumstances, Party B shall have the right to terminate the Contract at any time and Party A shall return to Party B the deposit RMB 200,000 already paid by Party B.

1)	Party A cannot hand over to Party B the decorated factory building and quarters before October 1 2004.

2)	Party A is involved in any dispute over the ownership of the factory building and the use right of the land under the factory building, or Party A cannot legally lease the factory building for industrial purposes.

3)	The factory building and quarters or related facilities provided by Party A are damaged not because of Party B’s fault and Party A cannot recover the damages within the acceptable time period (excluding force majeure).

4)	Party A cannot provide Building Project Completion Acceptance Report.

7)	Party B’s responsibilities:

(I)	Party B shall effect on-time payment of rent, water/electricity charges, cleaning expenses, etc. to relevant authorities.

(II)	Party B shall maintain Party A’s property and the public equipment in good order. Party B shall be responsible for management of public security with Party A’s assistance. If there is damage to the property caused by Party B, Party B shall be responsible for the repair.

(III)	Party B shall be responsible for the compensation if there is damage to the building structure due to the improper use by Party B.

(IV)	Party B shall not sublet the factory premises or quarters to a third party or other organization and shall not alter the original structure of the factory premises. If alteration is required for production, , Party B shall seek consent from Party A, provided that the general structure of the building remain intact. If Party B deliberately makes alteration, thereby causing problems to the structure of the factory premises, Party B shall assume all the responsibility and bear all the expenses incurred.

(V)	Party B shall strictly comply with the relevant fire prevention regulations of the state, and shall carry out the production safety work for fire prevention and electricity consumption. In case of disasters caused by Party B, all responsibility and economic losses shall be borne by Party B.

(VI)	Party B shall carry out production and discharge of sewage in accordance with the standards set up by the local environmental protection bureau to which Party B shall pay a sewage fee.

(VII)	Party B shall be responsible to pay the rental tax and management fee within the lease period.

(VIII)	Party B shall effect on-time payment of salary to the employees in accordance with the requirements of the Labor Ordinance. If payment of rent and salary be delayed for more than two months, Party A shall be entitled to notify the Labor Management Department to carry out inspection of wages and to stop the delivery of goods from the factory until the employers’ salaries and rent have been fully paid.

(IX)	If Party B withdraws from this agreement during the term of this Agreement, all the remaining rent, whether or not Party B continues to rent the premise, shall be paid, and the deposit shall not be refunded.

(X)	Party B shall be responsible for building the security room and the main door.

(XI)	Party B shall pay a monthly management fee of RMB1800 to the Management Office.

8)	Other terms and conditions:

(I)	Upon the expiry of this agreement and under equal conditions, Party

B shall have the priority to renew the agreement. If Party B does not continue to rent the factory premises, two months’ notice shall be served to Party A in advance. The fixture inside the factory premises invested by Party B shall belong to Party A, and Party B shall in accordance with Party A’s requirement repair damaged facilities inside or outside the premises, but excluding natural losses and wearing. Upon the satisfaction inspection thereof by Party A, formalities for terminating this agreement shall be arranged, and the deposit of RMB 200,000 shall be returned to Party B.

(II)	Under the equal conditions, the recycling of Party B’s industrial waste shall be managed by Party A.

9)	If during the contractual period of this agreement any one of the following circumstances happens, this agreement shall be automatically terminated:

(I)	Occurrence of force majeure or accidents which prevent the performance of this agreement.

(II)	Dismantlement of the leased premises due to repossession of land by the government.

10)	All matters not accounted for herein may be incorporated by negotiation of both parties. After signing this agreement, neither party herein shall be in breach and both parties are required to abide thereby.

11)	This agreement is executed in quadruplicate with Party A and Party B holding one copy each which shall have equal legal effect. This agreement shall become effective upon signing by the representative of both parties herein.

Party A:

Xin He Village Economic Development Company, Fu Yong Town, Bao An District,

Shenzhen City
(Xin He Village, No. 5 Villagers Team, No. 6 Villagers Team)
                         (seal affixed)
Representative: (signature affixed)

Party B:

Hypercom Electronics Manufacturing (Shenzhen) Co., Ltd.

Representative: (signature affixed)

Date: September 1, 2004